SEVENTH AMENDMENT TO LOAN AGREEMENT

       This SEVENTH AMENDMENT TO LOAN AGREEMENT (this "Amendment") is made and entered into effective as of December 22, 2000 by and among the following parties:

             (a)   HOMELAND STORES, INC. ("Borrower"), a Delaware corporation,
             (b) HOMELAND HOLDING CORPORATION ("Parent"), a Delaware corporation

                   (Borrower and Parent are sometimes hereinafter referred to as the "Companies" and individually as a "Company"),

             (c) SLB MARKETING, INC. ("SLB"), a Texas corporation, as a Credit Party under the Loan Agreement,

             (d) JCH BEVERAGE, INC. ("JCH"), a Texas corporation, as a Credit Party under the Loan Agreement,

             (e) IBJ WHITEHALL BUSINESS CREDIT CORPORATION ("IBJ"), formerly IBJ Schroder Business Credit Corporation, the assignee of IBJ Schroder Bank & Trust Company,

             (f)   HELLER FINANCIAL, INC. ("Heller"),

             (g)   NATIONAL BANK OF CANADA ("NBC"), a Canadian chartered bank,

                   (such lenders and other financial institutions and their respective successors and assigns, individually, a "Lender" and collectively, the "Lenders"), and

             (h)   NBC, as agent for Lenders (in such capacity, the "Agent").


                                   RECITALS:

       A. Pursuant to that certain Loan Agreement, dated as of December 17, 1998, by and among Borrower, Parent, Lenders and Agent, as amended by the following:

            (1) First Amendment to Loan Agreement, dated as of April 23, 1999, by and among Borrower, Parent, Lenders and Agent;

            (2) Second Amendment to Loan Agreement, dated as of October 22, 1999, by and among Borrower, Parent, Lenders, Agent and SLB;

            (3) Third Amendment to Loan Agreement, dated as of November 2, 1999, by and among Borrower, Parent, Lenders and Agent;

            (4) Fourth Amendment to Loan Agreement, dated as of November 19, 1999, by and among Borrower, Parent, Lenders, Agent, SLB and JCH;

            (5) Fifth Amendment to Loan Agreement, dated as of February 29, 2000, by and among Borrower, Parent, Lenders, Agent, SLB and JCH; and

            (6) Sixth Amendment to Loan Agreement, dated as of April 25, 2000, by and among Borrower, Parent, Lenders, Agent, SLB and JCH.

(as the same may be amended, renewed, extended, restated or otherwise modified from time to time, the "Loan Agreement"), Lenders agreed to provide to Borrower a senior secured revolving credit and letter of credit facility, a senior secured term loan facility, and two secured acquisition term loan facilities.

	B.	Borrower and Parent have requested that Agent and Lenders amend the Loan Agreement to provide for the following:

                (a) temporary Overadvances under the Revolving Commitment for a period from January 1, 2001 through April 1, 2001;

                (b) amend various of the financial covenants in the Loan Agreement; and

                (c)   amend the applicable interest rate margins for the Loans.

                                   AGREEMENTS:

       NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

       1. Terms Defined. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given to such term in the Loan Agreement (as amended by this Amendment).

       2. EBITDA. The definition of EBITDA in Section 1.1 of the Loan Agreement is amended to read as follows:

       "EBITDA" of any Person for any period shall mean the sum of:

            (a) the net income (or net loss) from operations of such Person and its Subsidiaries on a consolidated basis (determined in accordance with GAAP) for such period without giving effect to any extraordinary or unusual gains (losses) or gains (losses) from the sale of assets (other than the sale of Inventory in the ordinary course of business); plus

            (b) to the extent that any of the items referred to in any of clauses (i) through (iv) below were deducted in calculating such net income:

                  (i) Consolidated Interest Expense of such Person for such period;

                 (ii) income tax expense of such Person and its Subsidiaries with respect to their operations for such period;

                (iii) the amount of all non-cash charges (including, without limitation, depreciation and amortization) plus Reorganization Costs, if any, of such Person and its Subsidiaries for such period; and

                 (iv) the cash balance of "Closed Store Reserves" of such Person for such period.


       3. Interest Rate Increase. The definitions of Revolving Credit Base Rate Margin, Revolving Credit Eurodollar Margin, Term Loan Base Rate Margin, and Term Loan Eurodollar Margin, as set forth in Section 1.1 of the Loan Agreement, are hereby amended to read in full as follows:

            "Revolving Credit Base Rate Margin" shall mean one-half percent (0.50%).

            "Revolving Credit Eurodollar Margin" shall mean two and one-half percent (2.50%).

            "Term Loan Base Rate Margin" shall mean three-quarters percent (0.75%).

            "Term Loan Eurodollar Margin" shall mean three percent (3.00%).


       4. Amendment to Revolving Credit Facility Commitment. Section 2.2 of the Loan Agreement is hereby amended by adding Subsection 2.2(d), to read in its entirety as follows:

            (d) Lenders agree to make Overadvances to Borrower during the period from January 1, 2001 through April 1, 2001 up to an amount equal to the lesser of

                  (i) an amount up to the lesser of (A) Three Million Dollars
            ($3,000,000.00), or (B) ten percent (10%) of the remainder of (1) the Borrowing Base, minus (2) the Letter of Credit Usage, as determined at any time and from time to time, or

                 (ii) the remainder of (A) the Revolving Commitment, reduced by
            (B) the sum of (x) the Revolving Credit Advances that are not Overadvances, and (y) the Letter of Credit Usage.

       All Overadvances shall be secured by the Collateral and shall bear interest at an annual rate equal to the lesser of (i) the rate then applicable to such Revolving Credit Advance, plus one percent (1%), or
       (ii) the Maximum Lawful Rate. The principal amount of all Overadvances shall be paid on or before April 1, 2001, and interest thereof shall be paid as provided in Section 2.6 hereof.


       5. Agency Fee. Section 6.6 of the Loan Agreement, pertaining to the fee to Agent, is hereby amended to read as follows:

       Quarterly in advance on the first Business Day of each calendar quarter, commencing on January 2, 2001, so long as any Advance, any portion of the Revolving Credit Facility Commitment, any Letter of Credit or, any portion of the Acquisition Term Loan Facility Commitment remains outstanding, Borrower shall pay to the Agent for its own account an agency fee of Fifteen Thousand Dollars ($15,000) per quarter.

       6. Minimum EBITDA. The first sentence of Subsection 12.16(a) of the Loan Agreement is hereby amended to read as follows:

            The Companies shall not permit their EBITDA, for the four (4)-Fiscal Quarter period ending at the end of each Fiscal Quarter specified below or, if a Fiscal Year is specified below, then ending at the end of each Fiscal Quarter occurring during or at the end of the Fiscal Year indicated below, to be less than the amount indicated below for such Fiscal Year or Fiscal Quarter, as applicable:

                    Fiscal Quarter/Fiscal Year         Minimum EBITDA


       The fourth Fiscal Quarter of Fiscal Year 2000:      $19,000


       The first and second Fiscal Quarters
       of Fiscal Year 2001:                                $19,000


       The third and fourth Fiscal Quarters
       of Fiscal Year 2001:                                $20,000


       Fiscal Quarter Year 2002 and thereafter:            $21,000


       7. Minimum Fixed Charge Coverage. The first sentence of Subsection 12.16(b) of the Loan Agreement is hereby amended to read as follows:

            Borrower shall not permit its Consolidated Fixed Charge Coverage Ratio for the four (4) Fiscal Quarter period ending at the end of each Fiscal Quarter indicated below to be less than the ratio indicated below for such Fiscal Quarter:


                                                         Minimum Fixed
             Fiscal Quarter                          Charge Coverage Ratio


       The fourth Fiscal Quarter of Fiscal Year 2000:     0.90 to 1.0


       The first and second Fiscal Quarters of
       Fiscal Year 2001:                                  0.90 to 1.0


       The third Fiscal Quarter of Fiscal Year 2001
       and each Fiscal Quarter thereafter:                1.00 to 1.0



       8. Funded Debt-to-EBITDA Ratio: The first sentence of Subsection 12.16(c) of the Loan Agreement is hereby amended to read as follows:

            The Companies shall not permit their Funded Debt-to-EBITDA Ratio ending at the end of each Fiscal Quarter to be greater than the ratio indicated below for such Fiscal Quarter:


                                                             Funded
                  Fiscal Quarter                      Debt-to-EBITDA Ratio


       The fourth Fiscal Quarter of Fiscal Year 2000:      5.75 to 1.0


       The first and second Fiscal Quarters of
       Fiscal Year 2001:                                   5.25 to 1.0


       The third Fiscal Quarter of Fiscal Year 2001
       and each Fiscal Quarter thereafter:                 5.00 to 1.0


       9. Maximum Amount of Permitted Aggregate Indebtedness. Subsection 13.2(d)(y) of the Loan Agreement is hereby amended to read in its entirety as follows:

            (y) the principal amount of the aggregate Indebtedness incurred from and after the Closing Date and secured by all such purchase money Liens (including Capital Leases) does not exceed $14,500,000 in the aggregate; and

      10. Conditions Precedent. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of the following conditions precedent:

            (a) Agent shall have received all of the following, each dated (unless otherwise indicated) the date of this Amendment, in form and substance satisfactory to Agent:

                (i)   Amendment Documents.   This Amendment and any other
            instrument (including, document or certificate required by Agent to be executed or delivered by Borrower, Parent or any other party in connection with this Amendment or any consent granted herein, duly executed by the parties thereto (collectively, the "Amendment Documents"); and

               (ii) Additional Information. Such additional documents, instruments and information as Agent or its legal counsel, Hughes & Luce, L.L.P., special counsel to Agent, and all local counsel to Agent, may reasonably request to effect the transactions contemplated hereby.

            (b) Delivery of Documents. All corporate proceedings taken in connection with the transactions contemplated by this Amendment and all other agreements, documents and instruments executed and/or delivered pursuant hereto, and all legal matters incident thereto, shall be satisfactory to Agent and its legal counsel, Hughes & Luce, L.L.P.

            (c) Amendment Fee. In consideration of the Lenders' entry into the agreements set forth in this Amendment, Borrower shall pay, and Lenders shall have received, an amendment fee in the amount of $68,000.

       11. Representations and Warranties. Each Company hereby represents and warrants to Agent and Lenders that, as of the date of and after giving effect to this Amendment, (a) the execution, delivery and performance of this Amendment has been authorized by all requisite corporate action on the part of each Company and will not violate the corporate charter or bylaws of any Company,
(b) all representations and warranties set forth in the Loan Agreement and in any other Loan Documents are true and correct, in all material respects, as if made again on and as of such date (including, without limitation, the representations and warranties previously made as of the Closing Date in the Loan Agreement), (c) no Default or Event of Default has occurred and is continuing, and (d) the Loan Agreement (as amended by this Amendment), the Notes (as the same may be amended and restated from time to time) and the other Loan Documents are and remain legal, valid, binding and enforceable obligations of each Company, as applicable.

       12.   Covenant Regarding Appraisals.   Borrower acknowledges that Agent
and Lenders have requested that a third-party appraiser acceptable to Agent perform an appraisal of Inventory of Borrower for Borrower's Fiscal Year 2000, as contemplated by Section 12.14(c) of the Loan Agreement. Given Borrower's anticipated closing of approximately seven (7) of its stores during the first quarter of Fiscal Year 2001, the parties have agreed that the appraisal shall be conducted prior to April 1, 2001, so as to allow Borrower an opportunity to complete the store closings prior to the audit. The Agent's right to request an appraisal for Fiscal Year 2001 shall continue to exist, notwithstanding the timing of the request and conduct of the appraisal described above and identified to Fiscal Year 2000.

       13. Amendment Documents as Loan Documents. The term Loan Documents as defined in the Loan Agreement and as used in any of the Loan Documents includes, without limitation, this Amendment and each of the other Amendment Documents executed in connection herewith.

       14. Governing Law. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

       15. Counterparts. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart.

       16. No Oral Agreements. THIS AMENDMENT, TOGETHER WITH THE LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS AS WRITTEN, REPRESENT THE FINAL AGREEMENTS BETWEEN AND AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN (A) BORROWER, OR PARENT, AND (B) AGENT OR ANY LENDER.

       17. Loan Agreement Remains in Effect: No Waiver. Except as expressly provided herein, all terms and provisions of the Loan Agreement and the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed. No waiver by Agent or any Lender of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default. No delay or omission by Agent or any Lender in exercising any power, right or remedy shall impair such power, right or remedy or be construed as a waiver thereof or an acquiescence therein, and no single or partial exercise of any such power, right or remedy shall preclude other or further exercise thereof or the exercise of any other power, right or remedy under the Loan Agreement, the Loan Documents or otherwise.

       18. Ratification of Guaranties. Each of Parent and by their signature below SLB and JCH, reaffirms its respective obligations under its respective Guaranty, agrees that its respective Guaranty shall remain in full force and effect not withstanding execution of this Amendment and the Amendment Documents, and agrees that its respective Guaranty and the Loan Agreement shall continue to be legal, valid and binding obligations of such Guarantor, enforceable in accordance with the terms therein with regard to the Indebtedness.

       19. Fees and Expenses. Borrower agrees to pay all expenses paid or incurred by Agent in connection with this Amendment and any related documents, including but not limited to recording fees, computer fees, duplication fees, telephone and telecopier fees, travel and transportation fees, search and filing fees, and the reasonable fees and expenses of Hughes & Luce, L.L.P., counsel to Agent and Lenders.

       20. Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other Amendment Document shall survive the execution and delivery of this Amendment and the other Amendment Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

       21. Reference to Loan Agreement. Each of the Loan Documents, including the Loan Agreement, the Amendment Documents and any and all other agreements, documents or instruments now or hereafter executed and/or delivered pursuant to the terms hereof or pursuant to the terms of the Loan Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Loan Agreement shall mean a reference to the Loan Agreement as amended hereby.

       22. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

       23. Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of Agent, Lenders, Borrower, Parent, SLB and JCH and their respective successors and assigns, except Borrower, Parent, SLB and JCH may not assign or transfer any of their rights or obligations hereunder without the prior written consent of Lenders.

       24. Headings. The headings, captions and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

                           [Signature Pages Follow]



       IN WITNESS WHEREOF, Borrower, Parent, SLB, JCH, Agent and Lenders have caused this Amendment to be executed and delivered by their duly authorized officers effective as of the date first above written.

                                    BORROWER:

                                    HOMELAND STORES, INC.



                                    By: /s/ Wayne S. Peterson
                                        Wayne S. Peterson,
                                        Senior Vice President - Finance and
                                        Chief Financial Officer and Secretary


                                    PARENT:

                                    HOMELAND HOLDING CORPORATION



                                    By: /s/ Wayne S. Peterson
                                        Wayne S. Peterson,
                                        Senior Vice President - Finance and
                                        Chief Financial Officer and Secretary


                                    CREDIT PARTIES:

                                    SLB MARKETING, INC.


                                    By: /s/ Wayne S. Peterson
                                        Wayne S. Peterson,
                                        Attorney-in-Fact

                                    JCH BEVERAGE, INC.


                                    By: /s/ Wayne S. Peterson
                                        Wayne S. Peterson,
                                        Attorney-in-Fact

                                    AGENT AND A LENDER:

                                    NATIONAL BANK OF CANADA,
                                    a Canadian chartered bank


                                    By: /s/ Randy Wiloit
                                    Randy Wiloit
                                    Vice President



                                    ADDITIONAL LENDERS:

                                    IBJ WHITEHALL BUSINESS CREDIT
                                    CORPORATION



                                    By:
                                    Name:
                                    Title:

                                    HELLER FINANCIAL, INC.



                                    By: /s/ Dennis M. Graham
                                        Dennis M. Graham,
                                        Assistant Vice President